EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
Tuesday, October 4, 2011		Keoni.Wagner@HawaiianAir.com

Hawaiian Holdings Appoints New CFO

Scott Topping Led Financing Strategy at Southwest Airlines

HONOLULU — Hawaiian Holdings, Inc. today announced the appointment of Scott E. Topping, 48, to the position of Executive Vice President, Chief Financial Officer and Treasurer of Hawaiian Holdings, Inc. and its subsidiary Hawaiian Airlines, Inc.

Topping will join Hawaiian on November 1, 2011 and succeed Peter Ingram, who has assumed a new role at Hawaiian as Executive Vice President and Chief Commercial Officer.

“Peter’s move to focus on the revenue side of our business leaves large shoes to fill in finance and we are fortunate to have attracted Scott, a respected and accomplished leader in our industry, to guide our finance strategy and management through this exciting new era of growth for Hawaiian,” said President and Chief Executive Officer Mark Dunkerley. “Scott’s experience as a leader in the strategic growth of one of the largest and most consistently successful airlines in the U.S. will be a strong addition to our senior team.”

Topping joins Hawaiian following 16 years at Southwest Airlines, where he directed that company’s corporate finance, treasury, fleet planning, and risk management strategies. Among other achievements there, he earned international recognition for developing and managing Southwest’s successful fuel hedging program.

Prior to Southwest, Topping led consulting relationships with 16 bank clients over six years with FinSer Corporation in San Antonio, Texas, leaving as senior vice president in 1995.

Topping holds a Masters of Business Administration from the University of Texas at Austin concentrating in Finance and Accounting, and a Bachelor of Science in Agriculture from Kansas State University with an emphasis in Economics.

About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past seven years (2004-2010) as reported by the U.S. Department of Transportation. In addition, consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii. Hawaiian was also the nation’s highest-ranked carrier for service quality and performance in the prestigious Airline Quality Rating (AQR) study for 2008 and 2009.

Now in its 82nd year of continuous service in Hawaii, Hawaiian is the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to South Korea, Japan, the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides approximately 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.